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EXHIBIT 11 - Statement re computation of per share earnings


                             SUIZA FOODS CORPORATION
               (In thousands, except share and per-share amounts)

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                                                                 Three months ended
                                                                      March 31,
                                                            ----------------------------
                                                                 1999            1998
                                                            ------------    ------------
Basic EPS computation:
  Numerator:
    Income from continuing operations                       $     20,873    $     18,053
    Less preferred stock dividends                                                   (87)
                                                            ------------    ------------

    Income applicable to common stock                       $     20,873    $     17,966
                                                            ============    ============

  DENOMINATOR:
    AVERAGE COMMON SHARES                                     33,642,148      30,727,958
                                                            ============    ============
Basic EPS from continuing operations                        $       0.62    $       0.58
                                                            ============    ============
Diluted EPS calculation:
  Numerator:
    Income from continuing operations                       $     20,873    $     18,053
    Less preferred stock dividends                                                   (87)
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities                  775             327
                                                            ------------    ------------
    INCOME APPLICABLE TO COMMON STOCK                       $     21,648    $     18,293
                                                            ============    ============
  Denominator:
    Average common shares - basic                             33,642,148      30,727,958
    Stock option conversion                                    1,135,933       2,415,405
    Earnings contingency                                                          59,480
    Dilutive effect of conversion of manditorily
      redeemable convertible preferred securities              1,428,571         619,048
                                                            ------------    ------------
    Average common shares - diluted                           36,206,652      33,821,891
                                                            ============    ============
  Diluted EPS from continuing operations                    $       0.60    $       0.54
                                                            ============    ============
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